AGREEMENT FOR PURCHASE OF COMMON STOCK

THIS COMMON STOCK PURCHASE AGREEMENT, (this "Agreement") made May, 26, 2020, by and between Anatolli Anatontcev and Aleksandr Zausayev ("Sellers") (collectively, the "Sellers") and Meshal Al Mutawa. (the "Purchaser"), setting forth the terms and conditions upon which the Sellers will sell Eight Million (8,000,000) shares (the "Shares") of Kriptech International Corp. ("KRPI"), or sometimes the "Corporation", common stock (the "Common Stock"), personally owned by Sellers, to Purchasers. The Sellers and Purchasers may be referred to herein singularly as a "Party" and collectively, as the "Parties".

In consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

WITNESSETH:

WHEREAS, the Sellers and Purchaser have appointed Andrew Coldicutt Attorney at Law, to act as the Escrow Agent ("Escrow Agent") for this transaction and to receive and hold all consideration received from the Purchaser for the sale of the Shares and all documents, stock certificates and stock powers (the "Documents") in the Andrew Coldicutt Attorney at Law Trust Account, unless other arrangements are agreed to by all parties.

WHEREAS, Purchaser, Sellers and Escrow Agent, have entered into an ESCROW AGREEMENT dated May 26, 2020.

NOW THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties herewith agree as follows:

ARTICLE I

SALE OF SECURITIES

1.01 Sale. Subject to the terms and conditions of this Agreement, the Sellers agree to sell the Shares, and the Purchaser shall purchase the Shares, for a total of Two Hundred and Seventy Thousand Dollars ((U.S.) ($270,000) (the "Purchase Price"). This is a private transaction between the Sellers and Purchasers.

1.02 Escrow Agent. The Sellers and Purchaser hereby appoint Andrew Coldicutt Attorney at Law, to act as the Escrow Agent ("Escrow Agent") as to the distribution of the Funds received for the sale of the Shares and distribution of the Documents to be held in the Escrow Account, unless it is agreed by the Parties that the Documents shall be distributed to the Purchasers in another way.

1.03 Balance of Purchase Price. It is agreed that the full Purchase Price in the amount of Two Hundred and Seventy Thousand Dollars ((U.S.) ($270,000) will be wire transferred to the Escrow Account on or before June 5th, 2020 and that the Closing will take place contemporaneous with such payment, unless a delay is agreed to by the parties signing this Agreement. It is agreed that all of the Shares shall remain in the Escrow Account until the full amount of Two Hundred and Seventy Thousand Dollars ((U.S.) ($270,000) has been paid into Escrow, after which the Closing on the sale of the Shares shall take place and all stock certificates with proper stock powers shall be delivered to the Purchasers as per the instructions of the Purchaser. The full amount of Two Hundred and Seventy Thousand Dollars ((U.S.) ($270,000) shall be disbursed at Closing as per instructions of the Sellers.

It is agreed that the Purchaser will allow the "deposit" of Twenty Thousand (U.S.) ($20,000) will be NON-REFUNDABLE at close of business (5:00) PST May 28, 2020. In the event the Purchaser fails to meet the obligation per this agreement and the executed related escrow agreement and the seller fulfilled all obligations per this agreement and the executed related escrow the Seller has the right to collect the "deposit" of Twenty Thousand (U.S.) ($20,000).

It is agreed the Sellers will leave Twenty Thousand (U.S.) ($20,000) "hold back" in escrow for a period of Six (6) months from the date of closing out of the $270,000. The Twenty Thousand (U.S.) ($20,000) will be used to remedy any issues arising from the current administrative action against the current company auditor, PLS, CPA or its named founder and/or employees named in the SEC administrative action. In the event the SEC does not or has not effected an action in regards to the above mentioned administrative action escrow will release the Twenty Thousand (U.S.) ($20,000) "hold back" to the seller without any further action or notice to or from the Purchaser.

It is further agreed that if the full balance due for the Shares in the amount of Two Hundred and Seventy Thousand Dollars ((U.S.) ($270,000) is not paid in full on, or before June 5th, 2020 unless an extension of time is agreed to in writing by both Parties, the Sellers, may, at their discretion, cancel this Agreement and all documents will immediately be returned to the Sellers except for the Non-Refundable $20,000 which will be payable to the Seller on May 28, 2020.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

The Sellers hereby represent and warrant to the Purchaser the following:

2.01 Ability to Carry Out Obligations. The Sellers have the right, power, and authority to enter into this Agreement and to bind the Sellers to the representations and warranties hereof and perform their obligations under this Agreement. The execution and delivery of this Agreement by the Sellers and the performance by the Sellers of their obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which KRPI the officers, directors or Sellers are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause KRPI (and/or assigns) to be liable to any party, or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of KRPI or upon the shares of KRPI to be acquired by the Purchaser.

No person holds power of attorney from KRPI or the Sellers, other than the Power of Attorney held by the Sellers in connection with the execution of this Agreement and the Escrow Agreement.

2.02 Title. The Sellers have good and marketable title to all of the Shares being sold by them to the Purchasers pursuant to this Agreement. The Shares will be, at the Closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind, except for restrictions on transfer imposed by federal and state securities laws. None of the Shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such Shares. Except as provided in this Agreement, the Sellers is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the Shares. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the purchase of the Shares by purchasers (and/or assigns) impair, restrict or delay voting rights with respect to the Shares.

2.03 Transfer of Shares. The Sellers will have the responsibility for sending all certificates representing the shares being purchased, along with Irrevocable Stock Powers, duly endorsed for transfer acceptable to the Escrow Agent, to be held in the Escrow Account for delivery to the Purchasers at Closing.

The Purchasers will have the responsibility of sending the certificates, along

with stock powers to the Transfer Agent for KRPI to have the certificates changed into their respective names and denominations and the Purchasers shall be responsible for all costs involved in such changes and in mailing new certificates to all shareholders.

The Purchasers represent and warrants to the Sellers the following:

2.04 Ability to Carry Out Obligations. The Purchaser has the right, power, and authority to enter into this Agreement on behalf of the Purchasers and to bind the Purchasers to the representations and warranties hereof and perform their obligations under this Agreement.

2.05 The Purchasers are acquiring the Stock solely for investment for their own account and not with a view to, or for, resale in connection with any distribution within the meaning of any federal securities act, state securities act or any other applicable federal or state laws;

2.06 The Purchasers understand the speculative nature and risks of investments associated with the Stock, and confirms that the Stock would be suitable and consistent with each of their investment program; that each of their financial position enables them to bear the risks of this investment; and, that there is no public market for the stock subscribed for herein;

2.07 The Stock subscribed for herein may not be transferred, encumbered, sold, hypothecated, or otherwise disposed of, if such disposition will violate any federal and/or state securities acts. Disposition shall include, but is not limited to acts of selling, assigning, transferring, pledging, encumbering, hypothecating, giving, and any form of conveying, whether voluntary or not;

2.08 To the extent that any federal, and/or state securities laws shall require, the Purchasers hereby agree that the Stock acquired pursuant to this Agreement shall be without preference as to assets;

2.9 The Purchasers are aware that the Company is under no obligation to register or seek an exemption under any federal securities act, state securities act, or any foreign securities act for the Stock of the Company or to cause or permit such Stock to be transferred in the absence of any such registration or exemption;

2.10 The Purchasers have adequate means of providing for each of their current needs and personal contingencies and has no need to sell the shares in the foreseeable future (that is at the time of the investment, Purchasers can afford to hold the investment for an indefinite period of time);

2.11 The Purchasers have sufficient knowledge and experience in financial matters to evaluate the merits and risks of this investment and further, the Purchasers are capable of reading and interpreting financial statements; and

2.12 The Purchasers are not a member of, or an associate or affiliate of a member of FINRA.

2.13 Purchasers, and each of their agents, attorneys and advisors, have conducted their own due diligence on the Company, its past history, and its current state. They have inspected SEC filings, the corporate minutes, and the charter documents. Purchasers are buying the shares "as is", with no representations made by the Sellers as to the affairs or viability of the company, or as to assets, liabilities, or outstanding securities of the Company, and Purchasers, on behalf of each of their successors in interest, (if any), hereby acknowledges and agrees by his/her execution of this Agreement that Sellers is making no representations in this regard.

2.14 Representations. All representations shall be true as of the Closing and all such representations shall survive the Closing.

ARTICLE III

CLOSING

3.01 Closing. The Closing (the "Closing") of this transaction for the Shares of Common Stock being purchased will occur when all of the documents and consideration described in 3.02 below, have been delivered. If the Closing of this transaction does not occur on or before June 5th, 2020, then either party may terminate this Agreement upon written notice.

This Agreement can be terminated in the event of any material breach by either party.

3.02 Documents and Payments to be Delivered at Closing of the Common Stock Purchase. As part of the Closing of the Common Stock purchase, those documents listed in 2.03 of this Agreement, as well as the following documents, in form reasonably acceptable to counsel to the parties, shall be delivered:

(a) By the Sellers:

(i) share certificates representing the Purchased Shares of stock, along with Irrevocable Stock Powers, duly endorsed for transfer and copies of photo Identifications

(b) By Purchaser:

(i) wire transfer to the Andrew Coldicutt Attorney at Law Client Trust Account the amount of Two Hundred and Seventy Thousand Dollars (U.S.) ($270,000), representing the full payment for the Purchase Price for the Shares.

ARTICLE IV

INVESTMENTS

The Purchaser, binding each of the Purchasers pursuant to a limited power of attorney, hereby causes each of the Purchasers, jointly and individual and not jointly and severally, do represent, warrant and covenant to the Sellers the following:

4.01 Investment Intent. The Purchasers are acquiring the Shares for their own account for investment, and not with a view toward distribution thereof.

4.02 No Advertisement. The Purchasers acknowledge that the Shares have been offered to them in direct communication between them and Sellers, and not through any advertisement of any kind.

4.03 Accredited Investor. Each Purchaser is an "Accredited Investor" as defined n Regulation D of the Securities Exchange Act of 1934.

4.04 Representations. All Representations shall be true as of the Closing and all such representations shall survive the Closing.

ARTICLE V

REMEDIES

5.01 Arbitration. Any controversy of claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Nevada in accordance with the Rules of the U.S. Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

5.02 Termination. In addition to any other remedies, the Purchaser may terminate this Agreement, if at the Closing, the Sellers has failed to comply with all material terms of this Agreement has failed to supply any documents required by this Agreement unless they do not exist, or has failed to disclose any material facts which could have a substantial effect on any part of this transaction.

5.03 Indemnification. From and after the Closing, the parties, jointly and severally, agree to indemnify the other against all actual losses, damages and expenses

caused by (i) any material breach of this Agreement by them or any material misrepresentation contained herein, or (ii) any misstatement of a material fact or omission to state a material fact required to be stated herein or necessary to make the statements herein not misleading.

5.04 Indemnification Non-Exclusive The foregoing indemnification provision is in addition to, and not derogation of any statutory, equitable or common law remedy any party may have for breach of representation, warranty, covenant or agreement.

ARTICLE VI

MISCELLANEOUS

6.01 Captions and Headings. The article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

6.02 No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged, orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

6.03 Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

6.04 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

6.05 Entire Agreement. This Agreement, including any and all attachments hereto, if any, contain the entire Agreement and understanding between the parties hereto, and supersede all prior agreements and understandings.

6.06 Partial Invalidity. In the event that any condition, covenant, or other provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, it shall be deemed severable from the remainder of this Agreement and

shall in no way affect any other condition, covenant or other provision of this Agreement. If such condition, covenant, or other provision is held to be invalid due to its scope or breadth, it is agreed that it shall be deemed valid to the extent permitted by law.

6.07 Significant Changes The Sellers understands that significant changes may be made in the capitalization and/or stock ownership of KRPI, which changes could involve a reverse stock split and/or the issuance of additional shares, thus possibly having a dramatic negative effect on the percentage of ownership and/or number of shares owned by present shareholders of KRPI.

6.08 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be acceptable to all parties.

6.09 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or on the second day if faxed, and properly addressed or faxed as follows:

Seller:
Anatolli Anatontcev and Aleksandr Zausayev
21/37 moo 4, Bangrak, Bophut,
Surat Thani Province
Koh Samui 84320
Thailand

Purchaser:

Meshal Al Mutawa

6.10 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement

6.11 Effect of Closing. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate,

opinion, or other writing provided for in it, shall be true and correct as of the Closing and shall survive the Closing of this Agreement.

6.12 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

6.13 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Nevada (regardless of its conflict of laws principles), and without reference to any rules of construction regarding the party responsible for the drafting thereof.

6.14 Attorneys' Fees. In the event any Party hereto shall commence legal proceeding against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition or this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its cost of suit, including reasonable attorney's fees, as may be fixed by the court.

In witness whereof, this Agreement has been duly executed by the parties hereto as of the date first above written

SELLERS:

/s/ Anatolli Anatonteev

Anatolli Anatontcev

/s/ Aleksandr Zausayev

Aleksandr Zausayev

PURCHASER:

/s/ Meshal Al Mutawa

Meshal Al Mutawa